Distribution Agreement

THIS AGREEMENT is made on the between:

Company Name: Yambear Bio-Tech, Inc. (hereinafter referred to as Party A)

Address: 3rd F, No.10, 2nd Yuanxi Rd., Agricultural Biotechnology Park, Changjhih Township, Pingtung County, 908

Contact Person: CHANG, Kung-Hsiung

Tel: 0953-331-401

Company Name: Fitness & Beauty Corporation Limited (hereinafter referred to as Party B)

Address: Flat C, 17/F, Siu Nin Building, 32 Tsat Tsz Mui Road, North Point, Hong Kong

Contact Person: Chung Ming Tsang, Thomas

Tel: 852-9095-0416

Whereas this agreement is made and entered into by and between the parties concerned on the basis of equality, Party A hereby appoints Party B as a distributor for the Products in the Territory. Now therefore, the parties hereto agree as follows:

Article 1       Definitions

1.	Products: “products” referred in this Agreement means serial products.
2.	Territory: “territory” referred in this Agreement means the People's Republic of China and other areas under consent by both parties in written form.
3.	Trademark and Trade-name: “trademark and trade-name” set in forth in this Agreement means YAMIGO Five-Phases Enzymes (full name of trademark and trade-name). Chinese name of the assigned products is 养命果五行酵素. (It is tentatively named. Party B may rename the Products in CI plan.)

Article 2      Distribution Right

Party B hereby is granted right by Party A for distribution of the Products and may distribute them with the Brand and Proper Name within the Territory.

1.	Fitness clubs;
2.	Chains of beauty and body salons;
3.	Chains of tea houses.

Article 3      Exclusive Right

1.	Business deal: Party A shall not sell or transfer the Products to other person, corporation or subject in the Territory.
2.	Appointment: Party A shall not appoint any other person, corporation or party in the Territory as the distributor to import and distribute the Products.
3.	Inquiry: If Party A is contacted by any client inquiring about the purchase of Products in the Territory, it shall notify Party B to take this.
4.	Reimport: Party A shall take reasonable measures to prevent other parties from selling the Products in the Territory. In the meantime, Party A shall not sell the Products to any third party that is believed to be willing to reimport or distribute the Products in the Territory.

Article 4      Prices and Transaction Condition

1.	Prices
1)	The prices and transaction conditions of the Products shall be determined by and between the parties in accordance with general trade practices and market competition prevailing at the time of the transaction so that both parties hereby will make a fair profit.
2)	Party A shall provide stable market prices to Party B. Only annual price lists may be changed. Prices of first order: RMB3600 Yuan/720ml, RMB1200 Yuan/50ml*5(travel size).
3)	Party A shall give written notice to Party B of any price and discount change at least 60 days prior to the effective date thereof. The price in effect as of the date of such price change shall remain applicable to all orders prior to that effective date.
4)	Party B may enjoy a distribution discount through mutual negotiation by both parties, which shall not be lower than 70%.
2.	Most-Favored-Customer Clause: Party A declares that it offers the most competitive prices to Party B in the Territory in accordance with terms contained herein. If Party A provides better transaction conditions to any other distributer or manufacturer that purchase the Products in the Territory in the future, it shall give Party B written notice in no time and offer more favorable conditions.
3.	Sales Volume: Party B shall purchase at least 5,000 bottles (720ml /bottle) of the Products in the first full year of this Agreement, and in each subsequent year, at least 10,000 bottles. The latter is to ensure the distribution right for Party B. Three boxes of travel size bottle (50ml*5) are equal to one bottle (720ml /bottle). Party B shall purchase at least 600 bottles at a time (or equivalent volume of travel size bottles or both sizes of the Products). However, Party B shall purchase 300 bottles for the first time. Orders shall be shipped with extra 2% of the purchase volume in order to compensate for any possible loss on account of shipment. The above-mentioned orders shall not be canceled by Party B after they are shipped.

4.	Payment: Party B shall wire 50% and 50% of the payment to such bank as is appointed by Party A within 30 days and 60 days respectively after orders are submitted. Party B shall settle the earlier payment before it places orders.
5.	Liabilities of Breach: In case Party B breaches the term provided above, Party A shall warn Party B in writing twice. If no improvement is made within two months, Party A hereby shall revoke the distribution right and recover the payment.

Article 5       Party A 's Obligations

Party A agrees to fulfill obligations as follows:

1.	Party A is the only manufacturer of YAMIGO Five-Phases Enzymes and is entitled to sign this agreement with Party B.
2.	Party A shall provide samples and all advertising materials for free.
3.	Party A shall provide price list in effect and notify Party B in no time if any change hereof is anticipated.
4.	Party A shall provide copies of Product Information that are equal to 0.5% of the said orders for free. If necessary, copies in large quantities may be offered at the expense of Party B.
5.	Party A shall provide the latest industry dynamics in the international markets and advices that are helpful to the sales promotion so that Party B may adopt diversified marketing strategies and sales approaches.
6.	Party A shall provide overall technical training and support to Party B.
7.	Party A shall undertake the responsibilities and supply free of charge replacement for the products not meeting the quality standards, and/or shall indemnify Party B against any loss and damage suffered by Party B.

Article 6      Party B 's Obligations

1.	Party B shall at its own expense provide a business institution and customer services in order to distribute and sell the Products in the Territory, and diligently and conscientiously use all reasonable efforts to achieve the sales target set by Party A in the Territory.
2.	Party B shall develop regional agents and distributors according to requirements, and it may enter into contracts with them and take charge of management. Copies of the said contracts shall be sent to Party A within 30 days after they are signed.

3.	A sufficient number of sales and technical representatives shall be maintained by Party B for the purpose of meeting the needs of the market. They shall be fully aware of the characteristics and uses of the Products and undertake to train, test on site and demonstrate operation.
4.	Party B shall provide Party A with detailed reports outlining its product sales and intelligence concerning the selling opportunities and sales promotion activities of its competitors in the Territory.
5.	Party B shall respect and defend intellectual property of Party A and guarantee not to duplicate any sold product for commercial use.

Article 7      Relationship of the Parties

The relationship of Party A and Party B referred herein is that of selling and buying respectively during the term of this Agreement. Either party shall have no right to enter into contracts on behalf of or in the name of the other party. In case that either party acts in the name of the other party or its agents by which any loss and damage suffered, the former shall bear all the expenses.

Article 8      Trademark and Trade-name of Party A

1.	Authorization: Party B may use Party A’s trademark and trade-name for commercial purpose and indicate that it is an authorized distributor of the Products in the Territory.
2.	Party A shall at its own expense register and maintain the trademark and trade-name in the Territory.

Article 9      Expiry and Termination

This Agreement shall become effective on Nov 1, 2012 and shall extend for a term of 2 years from such date. This Agreement may be terminated in the event of the happening of the following events:

1.	Should either party commit a material breach of this Agreement, the said party shall provide the other party with detailed written notice of the breach and of the said party’s intention to terminate this Agreement if the other party does not pursue cure of the breach in accordance with the terms stipulated herein. If the other party fails, within 90 days after receipt of the notice, to commence and diligently pursue cure of the breach, this Agreement shall terminate on the date when the above-mentioned term of 90 days ends.
2.	Should either party file or have filed against it a proceeding under any bankruptcy, insolvency dissolution or liquidation laws, become bankrupt or insolvent, be dissolved or liquidated, make an assignment for the benefit of its creditors, or have a receiver, assignee or trustee appointed for it, this Agreement may be terminated, effective upon any time with prior written notice of termination given to it.

3.	Should either party be prevented from performing its obligations by force majeure exceeding 60 days, this Agreement may be terminated, effective upon any time with prior written notice of termination given to it.

Article 10      Consequences of Termination

The termination of this Agreement for any reason whatsoever shall not interfere with, affect or prevent the collection by either party of any sums rightfully due to it pursuant hereto or the right to claim damages.

Article 11      Warranty

1.	Standards: Party A warrants that the Products shall be in compliance with the quality standards in material and workmanship. Party B insures that the Products shall meet the requirements of health and sales as appropriate for selling in the Territory. Party A shall bear the expenses of the former procedure while Party B shall bear the latter.
2.	Loss-free: If the Products are claimed for inferior quality, Party A is liable for intellectual property infringement, or other cases caused by sales and uses of the Products, Party A shall protect Party B from loss.
3.	Quality: If any of the Products is found not to be in compliance with the quality standards, Party B shall notify Party A in no time. Party A shall supply Party B free of charge replacement for the products not meeting the quality standards, or shall indemnify Party B against any loss and damage suffered by Party B according to Party B’s requirements. Party B shall reserve the right to claim for loss and damage caused by the replacement and indemnification mentioned herein.

Article 12       General Clauses

1.	Force Majeure: Neither party shall be liable to the other party for delay in performance or nonperformance of any of its obligations under this Agreement in the event of uncontrollable circumstances directly or indirectly. Circumstances beyond the control includes but not limited to flood, fire, tsunami, earthquake, accident or mechanical failure, acts of God, war, blockade, embargoes, hijack, threat of war, war situation, detention, riot, rebellion, non-violence riot, revolution, sanction, robbery, strike, labor dispute, industrial disturbance, in short of power supply, in short of normal transportation tools, financial crisis, close of exchange, nationalization, prohibition of import and export, rejection on releasing governmental orders, warpath, and other similar or different reasons which cannot be controlled by the party or both parties. If either party or both parties lose due interest according to this agreement due to the law or administrative orders of government, the two parties shall check the clauses in this agreement to recover the corresponding position obtained according to this agreement.

2.	Assignment: Neither Party may assign this Agreement or any of its rights, and obligations hereunder without the prior written approval of the other party. Any assignment without prior written approval of the other party shall be deemed as invalid.
3.	Trade secret: Neither party of this agreement shall reveal any information or intelligence about operation or quotation of the other party to any person, shop, or company which has or has not competition with the other party within 2 years after expiration of this agreement or within the period of this agreement.
4.	Notices: All notices required by this Agreement shall be in writing and in Chinese and be sent by one party to the other by registered mail by air (postage pre-paid), addressed as set out in preceding clause or to any such other address may be specified from time to time hereafter by notice to other as herein provided. Delivery service for this kind of notice shall be deemed completed at the 15 business day of post date. And the formally post certificate of this kind of notice shall be deemed as abundant evidence that the service has been completed.
5.	Governing Law and Trade Clause: This Agreement shall be governed by and construed in accordance with the laws of People's Republic of China. The trade clause herein contained shall be subject to rules and interpretation of the latest clauses.
6.	Arbitration: Any dispute or objection, arising out of or related to this Agreement or breach of this Agreement thereof, may be settled between both parties through friendly negotiation. If the dispute or objection cannot be settled, both parties agree to deliver the dispute or objection to the Pingtung Local Court of Taiwan for arbitration in accordance with arbitration rules of the Court. Any award or decision by the arbitration tribunal shall be final, non-appealable and binding upon both parties.
7.	Severability: Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
8.	Rights Reserved: Either party of this agreement which does not ask for the other party to perform any provision in this agreement at any time, shall not be deemed as abandon this provision or abandon rights to ask for the other party to perform this provision.

9.	Others: This Agreement constitutes the entire agreement among both parties and supersedes any prior understandings, agreements, or representations by or between both parties, written or oral, to the extent they related in any way to the subject matter hereof. No term, definition, guarantee or statement related to the subject of this agreement constitute the valid and legally binding obligations of both parties except for otherwise expressly provided herein. No amendment, modification, or change of any provision of this Agreement shall be valid unless the same shall be in writing and signed by duly authorized persons or representatives from both parties herein contained. IN WITNESS WHEREOF, this Agreement may be executed in two counterparts, persons or representatives duly authorized by both parties hereto shall sign on this Agreement as of the date set forth in this Agreement. Operation Licenses of the corporations may be attached.

Party A (Seal): Yambear Bio-Tech, Inc. Party B: Fitness & Beauty Corporation Limited

Representative (Seal):	Representative (Seal):
Nov 1, 2012	Nov 1, 2012

*This agreement is made in Chinese and English. If there is any conflict between the English version and the Chinese version in this Agreement, the Chinese version shall prevail.